Exhibit 10.2
EXECUTION COPY
STOCK PURCHASE AGREEMENT
          This stock purchase agreement (this “Agreement”) is made as of June 20, 2007, by and among Quiksilver, Inc. a Delaware corporation (“Quiksilver”) and Rossignol Ski Company, Inc., a Delaware Corporation (“Rossignol U.S.”), an indirect 100% owned subsidiary of Quiksilver, acting jointly for purposes of this Agreement, on the one hand (collectively, the “Purchasers”), and the members of the Boix-Vives family listed on the signature page hereto (the “Boix-Vives Family”) and Services Expansion International, a French société par actions simplifiée wholly-owned by the Boix-Vives Family (“SEI”), acting jointly for purposes of this Agreement, on the other hand (collectively, the “Sellers”). The Purchasers and the Sellers are individually referred to herein as a “Party” and are collectively referred to herein as the “Parties.” Except as otherwise indicated herein, capitalized terms used herein are defined in Article 1.1 hereof.
RECITALS
          WHEREAS, the capital stock of Roger Cleveland Golf Company, Inc., a California corporation (the “Company”), consists of 290,224 shares of common stock, of which 105,536 shares (the “Shares”), or 36.36% of the share capital, are held by the Sellers, as further detailed on the signature page hereto opposite the phrase “Outstanding Shares,” and 184,688 shares, or 63.64% of the share capital, are held by Rossignol U.S.;
          WHEREAS, the Sellers desire to sell the Shares to the Purchasers, and the Purchasers desire to purchase the Shares from the Sellers, and the Parties desire to enter into the other transactions and agreements contemplated herein (collectively, the “Transactions”), all in accordance with the terms and subject to the conditions set forth in this Agreement;
          NOW, THEREFORE, in consideration for the promises and the mutual covenants, agreements, representations and warranties contained herein, the Sellers and the Purchasers, intending to be legally bound by this Agreement, do hereby agree as follows:
ARTICLE I
DEFINITIONS
          1.1 Definitions.
               “Acquirer Pledge and Security Agreement” means the agreement, dated April 12, 2005, entered into by the Purchasers and the Sellers in connection with the security interest in and first lien upon the rights, title and interest of the Purchasers in and to certain Company shares owned by the Purchasers, as described therein.
               “Acquisition Agreement” means the agreement, dated April 12, 2005, entered into by Quiksilver and the Sellers in connection with the purchase of the Rossignol Group by Quiksilver and the other transactions described therein.

               “Affiliate,” “Affiliated” or words of similar import mean, with respect to a legal entity, any other legal entity that is controlled by, that controls, or that is under common control with, such legal entity.
               “Closing” means the consummation of the Transactions as described in Article 3.
               “Closing Date” means (i) September 15, 2007, or (ii) if a Qualified Sale is consummated before such date, any earlier date which is notified by the Purchasers to the Sellers and which is on or shortly prior to the date on which the Qualified Sale is consummated, or (iii) such other date as may be agreed in writing between the Purchasers and the Sellers.
               “Consulting Agreement” means the agreement, dated April 12, 2005, entered into by Quiksilver and the Sellers in connection with certain consulting and advisory services provided to Quiksilver by the Sellers, as described therein.
               “Encumbrances” means any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understanding or arrangements or other restrictions on title or transfer of any nature whatsoever.
               “Material Adverse Effect” means any material adverse change in, or material adverse effect on, the business, financial condition or operations of the Company, taken as a whole; provided, however, that the effects of changes that are generally applicable to (a) the industries and markets in which the Company operates, (b) the United States economy or (c) the United States securities markets shall be excluded from the determination of Material Adverse Effect; and provided, further, that any adverse effect on the Company resulting from the execution of this Agreement, any permitted public announcement relating to this Agreement or the Transactions or the consummation of the Transactions shall also be excluded from the determination of Material Adverse Effect.
               “Pilot” means Pilot SAS, a French société par actions simplifiée (formerly Ski Expansion SCA).
               “Pilot Agreement” means that certain shareholders’ agreement dated April 12, 2005, with respect to the interests held by Quiksilver and the Boix-Vives Family in Pilot.
               “Qualified Sale” means a transaction or series of transactions in which a person or a group of persons not controlled by or Affiliated with Quiksilver purchase from the Purchasers all of or a controlling interest in the capital stock of the Company, or all or substantially all of the Company’s assets.
               “SEC” means the United States Securities and Exchange Commission.
               “Sellers Pledge and Security Agreement” means the agreement, dated April 12, 2005, entered into by the Purchasers and the Sellers in connection with the security interest in and first lien upon the rights, title and interest of the Sellers in and to the Shares.

               “Shareholders’ Agreement” means the agreement, dated April 12, 2005, entered into by the Purchasers, the Sellers and the other party referred to therein, setting forth the rights, duties, obligations and commitments of said parties in connection with their respective ownership interests in the Company.
               “Subsidiaries” mean Riviera SNC, Cleveland Golf Canada Corp. and Cleveland Golf Asia YK.
          1.2 Certain Interpretive and Other Matters
               (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
               (b) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.
               (c) Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”
               (d) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.
               (e) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns.
               (f) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
               (g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
               (h) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

ARTICLE II
SALE AND PURCHASE OF THE SHARES
          2.1 Sale of the Shares. Upon the terms and subject to the conditions set forth herein, and in exchange for the consideration described in Article 2.2 and the other Transactions, the Sellers hereby sell, assign, transfer, convey and deliver to the Purchasers, and the Purchasers hereby purchase and accept the assignment, transfer, conveyance and delivery from the Sellers of, all right, title and interest of the Sellers in and to the Shares, free and clear of all Encumbrances.
          2.2 Consideration for the Shares. Upon the terms and subject to the conditions set forth herein, and as consideration for the sale, assignment, transfer, conveyance and delivery of the Shares pursuant to Article 2.1 and for the other Transactions, the Purchasers hereby agree to pay to the Sellers on the Closing Date to the bank account(s) designated by the Sellers in advance by wire transfer in immediately available funds, a purchase price (the “Purchase Price”) equal to the higher of:
               (a) seventeen million and five hundred thousand (17,500,000) U.S. dollars, and
               (b) if a Qualified Sale is consummated on or prior to September 15, 2007, an amount in U.S. dollars (the “Qualified Sale Amount”) equal to (i) 36.36% of the Applicable Consideration, less (ii) an amount equal to the lower of (x) 1% of the Applicable Consideration, and (y) one third (1/3) of any indemnity effectively paid by Quiksilver to Gregory Hopkins. For purposes of this determination, “Applicable Consideration” means (i) in the case of a Qualified Sale of all the capital stock or all the assets of the Company, the consideration received by the Purchasers and their Affiliates for the sale of the Company and the Subsidiaries (excluding, for the avoidance of doubt, any amount for the repayment or assumption of the Company’s or the Subsidiaries’ outstanding indebtedness), and (ii) in the case of a Qualified Sale of less than 100% of the capital stock or assets of the Company, an amount equal to (x) such consideration, divided by (y) the percentage of shares or assets of the Company sold in the Qualified Sale.
          2.3 Subsequent Payment. If no Qualified Sale is consummated on or prior to September 15, 2007, but a Qualified Sale is consummated before the second (2nd) year anniversary of the Closing Date, the Purchasers shall (i) promptly provide the Sellers with a copy of the Qualified Sale agreement, and (ii) pay to the Sellers, within seven (7) days from the receipt of the consideration from such Qualified Sale, an amount equal to the excess of the Qualified Sale Amount over the amount paid to the Sellers pursuant to Article 2.2(a); provided that if the payments made to the Sellers pursuant to Article 2.2(a) exceed the Qualified Sale Amount, no payment shall be made to the Sellers pursuant to this Article 2.3.

ARTICLE III
CLOSING
          3.1 Closing. Subject to the satisfaction or waiver of all conditions precedent set forth in Article VII (other than conditions which can be satisfied only by the delivery of documents at the Closing), the sale and purchase of Shares pursuant to this Agreement shall be consummated at the Closing, which shall be held on the Closing Date at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at 68, rue du Faubourg Saint-Honoré, 75008 Paris, France, unless another date or place is agreed to in writing by the Sellers and the Purchasers.
          3.2 Sellers’ Delivery Obligations. At the Closing, the Sellers shall deliver to the Purchasers one or more original certificates representing all the issued and outstanding Shares, each such certificate to be duly and validly endorsed in favor of the Purchasers or accompanied by a separate stock power duly and validly executed by the respective Sellers, and such other certificates or other documents otherwise sufficient to vest in the Purchasers good and valid title to such Shares; and
          3.3 Purchasers’ Delivery Obligations. At the Closing, the Purchasers shall (i) transfer the Purchase Price as set forth in Article 2.2, (ii) deliver to the Sellers one or more certificates representing the Unrestricted Shares, and (iii) in the case of a Qualified Sale on or prior to September 15, 2007, deliver to the Sellers a copy of the Qualified Sale agreement.
          3.4 Contemporaneous Acts. All acts and deliveries prescribed by this Article 3, regardless of chronological sequence, are deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries is effective until the last of the same has occurred.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
          Each of the Sellers hereby represents and warrants to the Purchasers as of the date of this Agreement and the Closing Date as follows:
          4.1 Due Authorization; Execution; Validity. Each Seller has all requisite legal capacity, power and authority to execute and deliver this Agreement, to perform his, her, or its obligations hereunder and to consummate the Transactions. This Agreement has been duly executed and delivered by each Seller, and, assuming due and valid authorization, execution and delivery hereof by the Purchasers, is a valid and binding obligation of each of Seller, enforceable against each Seller in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

          4.2 Ownership and Possession of Company Shares. Each Seller is the record and beneficial owner of the numbers of Shares set forth opposite his, her or its name on the signature page hereto to be sold to the Purchasers pursuant to this Agreement. The certificates representing the Shares are now and at all times during the term hereof shall be held by the Sellers or by a nominee or custodian for the sole and exclusive benefit of each of the Sellers, respectively.
          4.3 Good Title Conveyed. The stock certificates, stock powers, endorsements, assignments and other instruments to be executed and delivered by each Seller to the Purchasers at the Closing will be valid and binding obligations of each Seller, respectively, enforceable in accordance with their terms, and will effectively vest in the Purchasers good title to all the Shares, free and clear of all Encumbrances, other than as set forth in the Sellers Pledge and Security Agreement.
          4.4 Government and Other Consents. No consent, declaration, filing, approval, authorization or order of, notice to, or registration with, any court or federal, state, provincial, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality or arbitration tribunal, wherever located (a “Governmental Authority”), or any third party is required in connection with the execution and delivery by each Seller of this Agreement or the consummation of any transactions contemplated hereby, except for such consents, declarations, filings, approvals, authorizations, orders, notices or registrations the absence of which would not, either individually or in the aggregate, have a Material Adverse Effect on the ability of each Seller to consummate Transactions.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
          The Purchasers hereby represent and warrant to each of the Sellers as of the date of this Agreement and the Closing Date as follows:
          5.1 Due Authorization and Validity. The Purchasers have full corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Purchasers, is a valid and binding obligation of each Purchaser, enforceable against each Purchaser in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought.
          5.2 Government and Other Consents. No consent, declaration, filing, approval, authorization or order of, notice to, or registration with, any Governmental Authority or any third party is required in connection with the execution and delivery by the Purchasers of this Agreement or the consummation of any Transactions, except (a) such filings with the SEC as are required to disclose all or part of the Transactions and to amend or supplement any existing filings of Quiksilver with the SEC pursuant to applicable laws, and (b) for such consents, declarations, filings, approvals, authorizations, orders, notices or registrations the absence of which would not, either individually or in the aggregate, have a Material Adverse Effect on the ability of the Purchasers to consummate the Transactions.
          5.3 No Other Representations. Except for the representations and warranties contained in this Article V, neither the Purchasers nor any other person or entity acting on their behalf, respectively, makes any representation or warranty, express or implied, as to the Company or the Transactions.
ARTICLE VI
COVENANTS AND OTHER AGREEMENTS
          6.1 Reasonable Efforts and Actions to Cause Closing to Occur. Prior to the Closing, upon the terms and subject to the conditions of this Agreement, the Purchasers and the Sellers shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Closing and the other Transactions as promptly as practicable.
          6.2 Termination of the Consulting Agreement.
               (a) The Consulting Agreement shall be suspended with effect as of June 30, 2007 and shall terminate as of the Closing Date, except for the provisions regarding confidentiality set forth in Article 5 thereof. In consideration for the acceptance by the Sellers (i) to terminate the Consulting Agreement before its stated term and (ii) not to bring any claim nor institute any proceeding, judicial or otherwise, against Quiksilver in connection with the Consulting Agreement or its termination hereby, Quiksilver shall pay to the Sellers on the Closing Date an amount equal to three million five hundred thousand (3,500,000) Euros, as well as any payments outstanding under the Consulting Agreement in respect of the period prior to July 1, 2007.
               (b) The Sellers shall maintain confidential any information or document that they possess as of the date hereof, including all copies of any reports or analyses, that they may have prepared or presented in connection with the Consulting Agreement.
          6.3 Lock-Up Obligations of the Sellers. With effect as of the Closing Date, Quiksilver hereby releases the Sellers of the restrictions set forth in Article 3(1)(f) of the Acquisition Agreement on the common stock of Quiksilver (the “Unrestricted Shares”), which the Sellers acquired pursuant to Article 3(1)(e) thereof, provided that any sale or other disposition of Unrestricted Shares shall be effected in an orderly fashion, through a licensed broker and shall not exceed in the aggregate the average daily volume of Quiksilver shares negotiated on the New York Stock Exchange on immediately preceding three (3) trading days (excluding any Unrestricted Shares), except in the case of a block trade in which case such restriction shall not apply.

          6.4 Confidentiality; Publicity.
               (a) Subject to the provisions set forth in Article 6.4(b), from and after the date of this Agreement, the Sellers shall not, directly or indirectly, disclose any information, or contact or communicate with any person (including any potential purchaser of Company shares, its officers, directors, employees, representatives, advisors or agents) with respect to any information, relating to the Company, the Subsidiaries, this Agreement, the Transactions or their existence without the prior written consent of Quiksilver, except to the extent that disclosure of such information is required by law, regulation, regulatory authority or other applicable judicial or governmental order, provided that any such disclosure shall remain subject to the notice requirements of Article 9.3.
               (b) From and after the date of this Agreement, the Sellers shall not issue or cause the publication of any press release or other oral or written public announcement with respect to the Company, the Subsidiaries, this Agreement or the Transactions without the prior written consent of Quiksilver.
          6.5 No Interference; No Disparagement.
               (a) From and after the date of this Agreement, the Sellers shall not interfere with Purchasers’ management of their interests in the Company and the Subsidiaries, and in particular shall not make any public or private statement or take any action that could reasonably be expected to adversely affect a business transaction regarding the Company and/or the Subsidiaries.
               (b) From and after the date of this Agreement, the Sellers shall not, either directly or indirectly, (i) make any comments, observations, opinions, remarks or statements, or participate or concur in remarks or actions, that are disparaging or detrimental regarding Quiksilver, the Company or the Subsidiaries; or (ii) act as a direct or indirect source or engage in any dialogue with the media that in any way would reasonably be expected to be detrimental to Quiksilver, the Company or the Subsidiaries.
          6.6 Knowledge of Breach; Prior Knowledge.
               (a) If prior to the Closing the Sellers, their agents or representatives shall have knowledge of any breach of a representation, warranty, covenant (or legal or factual impossibility to perform any covenant), agreement or condition of the Purchasers, the Sellers shall promptly notify the Purchasers of their knowledge, in reasonable detail, and shall agree to grant the Purchasers a reasonable time to remedy such breach, to the mutual satisfaction of the Sellers and the Purchasers.
               (b) If prior to the Closing the Purchasers, their agents or representatives shall have knowledge of any breach of a representation, warranty, covenant (or legal or factual impossibility to perform any covenant), agreement or condition of the Sellers, the Purchasers shall promptly notify the Sellers of their knowledge, in reasonable detail, and shall agree to grant the Sellers a reasonable time to remedy such breach, to the mutual satisfaction of the Purchasers and the Sellers.

          6.7 Information in Case of Sale Process. From the date hereof and until the second (2nd) anniversary of the Closing Date, in the event of negotiations with one or several potential buyers regarding a Qualified Sale, the Purchasers shall keep the Sellers reasonably informed of material developments in the Qualified Sale process, including, without limitation, the signing of a definitive Qualified Sale agreement. The Parties agree that contacts, questions or communications between them pursuant to this Article 6.7 shall remain confidential and be carried out exclusively through Mr. Laurent Boix-Vives, on behalf of the Sellers, and Mr. Charles S. Exon, on behalf of the Purchasers, or such replacement persons as Mr. Boix-Vives or Mr. Exon may notify in writing to the other Parties, or the respective legal counsel of the Parties.
          6.8 Grant of Security Interest. The Parties acknowledge and agree that the Acquirer Pledge and Security Agreement will terminate as a result of the Closing. Quiksilver agrees that in replacement of the pledge under such Acquirer Pledge and Security Agreement, on the Closing Date, Quiksilver will provide the Boix-Vives Family with either a security interest reasonably satisfactory to the Boix-Vives Family or a first demand bank guarantee, in each case securing the payment by Quiksilver of 100% of the Exercise Price of the Call Option or the Exercise Price of the Put Option pursuant to the Pilot Agreement.
ARTICLE VII
CONDITIONS
          7.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of the Sellers and the Purchasers to effect the Closing shall be subject to the satisfaction, or written waiver by both Parties, on or prior to the Closing Date, of each of the following conditions:
               (a) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Closing; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding or prohibiting, nor shall there be any threatened or pending any suit, action or proceeding seeking to restrain, preclude or prohibit, consummation of the Closing; provided, however, that the parties shall use their reasonable efforts to have any such order or injunction vacated or lifted.
               (b) Creditors’ Approval. Quiksilver shall have obtained any required consents or waivers under the Amended and Restated Credit Agreement (as amended) dated as of June 3, 2005 among Quiksilver, Quiksilver Americas, Inc., the lenders party thereto and agents thereto.
               (c) Board Approval. This Agreement and the Transactions shall have been approved by the board of directors of Quiksilver.

          7.2 Conditions to Obligations of the Purchasers to Effect the Closing. The obligations of the Purchasers to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:
               (a) Due Execution and Delivery. The Purchasers shall have received (i) this Agreement duly executed on behalf of the Sellers and (ii) the Shares, free of any Encumbrances, other than as set forth in the Sellers Pledge and Security Agreement.
               (b) Release of Pledge. The Sellers shall have taken any and all necessary action to effectively release the security and lien relating to the RC Acquirer Shares, as this term is defined in the Acquirer Pledge and Security Agreement.
               (c) Representations and Warranties. All of the representations and warranties of the Sellers set forth in this Agreement that are qualified as to materiality shall be true and complete in all respects and any such representations and warranties that are not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement (or if made as of a specified date, only as of such date).
               (d) Sellers’ Breach. The Sellers shall not have failed to perform in any material respect any material obligation or to comply in any material respect with any covenant of the Sellers to be performed or complied with by them under this Agreement.
               (e) Resignation of Mr. Boix-Vives. Mr. Laurent Boix-Vives shall have resigned from his position as a member of the Company’s board of directors, including from any committee thereof.
               (f) Termination. The Transactions shall not have been terminated or abandoned in accordance with Article VIII hereof.
          The foregoing conditions are for the sole benefit of the Purchasers and may be waived by the Purchasers, in whole or in part, at any time and from time to time in their sole discretion. The failure by the Purchasers at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.
          7.3 Conditions to Obligations of the Sellers to Effect the Closing. The obligations of the Sellers to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:
               (a) Due Execution and Delivery. The Sellers shall have received (i) this Agreement duly executed on behalf of the Purchasers and (ii) payment of the Purchase Price in accordance with Article 2.
               (b) Release of Pledge. The Purchasers shall have taken any and all necessary action to effectively release the security and lien relating to the Shares pursuant to the Sellers Pledge and Security Agreement.
               (c) Representations and Warranties. All of the representations and warranties of the Purchasers set forth in this Agreement that are qualified as to materiality shall be true and complete and any such representations and warranties that are not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement and as of the Closing Date (or if made as of a specified date, as of such date).

               (d) Purchasers’ Breach. The Purchasers shall not have failed to perform in any material respect any material obligation or to comply in any material respect with any covenant of the Purchasers to be performed or complied with by them under this Agreement;
               (e) Termination. The Transactions shall not have been terminated or abandoned in accordance with Article VIII hereof.
          The foregoing conditions are for the sole benefit of the Sellers, may be waived by the Sellers, in whole or in part, at any time and from time to time in the sole discretion of the Sellers. The failure by any Seller at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.
ARTICLE VIII
TERMINATION
          8.1 Termination. This Agreement may be terminated at any time prior to the Closing:
               (a) by the Sellers or the Purchasers if the conditions set forth in Article 7.1(b) and 7.1(c) have not been satisfied by July 6, 2007;
               (b) by the Purchasers if any of the Sellers shall have breached any of his, her or its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article 7.2, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Purchasers to the Sellers specifying such breach;
               (c) by the Sellers if the Purchasers shall have materially breached any of their representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article 7.3, which material breach cannot be or has not been cured within 30 days after the giving of written notice by the Sellers to the Purchasers specifying such breach; and
               (d) by the mutual written consent of the Sellers and the Purchasers.
          8.2 Effect of Termination. In the event of termination of this Agreement as provided in Article 8.1, this Agreement shall become void and there shall be no liability on the part of either Party except that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination.

ARTICLE IX
GENERAL PROVISIONS
          9.1 Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Sellers, on the one hand, and the Purchasers, on the other hand, shall each be responsible for the fees, expenses and disbursements of their respective agents, representatives, accountants and counsel incurred in connection with the negotiation of this Agreement and the Transactions, it being specifically agreed that neither the Purchasers nor the Sellers shall charge to the other Party the expenses of such party in connection with negotiation of this Agreement and the transactions contemplated herein.
          9.2 Entire Agreement; Modifications.
               (a) This Agreement sets forth the entire agreement and understanding between the Parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement or the Company, including the Sellers Pledge and Security Agreement, the Acquirer Pledge and Security Agreement, which shall terminate as of the Closing, and the Shareholders’ Agreement, which shall terminate as of the Closing in accordance with Article 2.2 thereof. For the avoidance of doubt, the Parties agree that (i) the transactions contemplated in this Agreement shall not constitute a breach of any Party’s obligations under Article 5 of the Shareholders’ Agreement; and that (ii) this Agreement shall not affect the right of the Boix-Vives Family under the Pilot Agreement to receive payment of the Exercise Price of the Call Option or the Exercise Price of the Put Option upon exercise of the Call Option or the Put Option (as such terms are defined in the Pilot Agreement), as applicable.
               (b) This Agreement may be modified and/or amended with respect to any provision contained herein at any time by written action of the Parties.
          9.3 Notices.
               (a) All notices, requests, demands, and other communications required to or permitted to be given under this Agreement shall be in writing and shall be delivered personally or by overnight courier (with confirmation of receipt) or by certified or registered mail (postage prepaid and return receipt requested). Any such notice shall be deemed given when so delivered personally or if mailed or sent by overnight courier, three days after the date of deposit in the mail or one day after pickup by overnight courier, if addressed as follows:

If to a Seller:	Mr. Laurent Boix-Vives
1, Boulevard du Maréchal Joffre
38000 Grenoble
Fax: +33.4.76.47.73.31

with a copy to:	Maître Jean-Philippe Delsol
Avocat à la Cour
Delsol et Associés
12, quai André Lassagne
69001 Lyon
Fax: +33.4.72.10.20.31

If to a Purchaser:	Quiksilver, Inc.
15202 Graham Street
Huntington Beach, California
United States of America
Fax: +1 (714) 889-4250
To the attention of: Mr. Charlie Exon

With a copy to:	Maître Pierre Servan-Schreiber
Avocat à la Cour
Skadden, Arps, Slate, Meagher & Flom LLP
68, rue du Faubourg Saint-Honoré
75008 Paris, France
Fax: +33.1.55.27.11.99
               (b) Each party hereto agrees to make a good faith effort to ensure that such party will accept or receive notices that are given in accordance with this Article 9.3, and that any person to be given notice actually receives such notice. A party may change or supplement the addresses given above, or designate additional addresses for purposes of this Article 9.3, by giving the other party written notice of the new address in the manner set forth above.
          9.4 Severability. If any provision of this Agreement or the application thereof to any person, entity or circumstance is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons, entities or circumstances other than those as to which it has been held invalid, void or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.
          9.5 Waiver; Release of Claims. With effect as of the Closing Date, the Purchasers and the Company hereby expressly relinquish, release and render ineffective all of their rights, powers and interests against the Sellers and the Sellers hereby expressly relinquish, release and render ineffective all of their rights, powers and interests against the Purchasers, the Company or the Subsidiaries and any of their affiliates, officers, directors, employees, representatives, advisors or agents, that derive or may derive from their relationships and activities as shareholders and officers in the Company, other than any rights, powers or interests arising out of or otherwise relating to a failure by any Party to fully perform (i) their obligations pursuant to this Agreement, or (ii) any obligation under the Shareholders’ Agreement which survives termination thereof pursuant to the terms of the Shareholders’ Agreement.

          9.6 Exercise of Rights; Specific Performance. No failure on the part of a party hereto to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver hereof by such party, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy. Each of the parties hereto acknowledges and agrees that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
          9.7 Governing Law; Venue. This Agreement shall be governed in all respects by the internal laws of the State of California as applied to agreements entered into among California residents to be performed entirely within California, without regard to principles of conflicts of law. In the event a judicial proceeding is necessary, the exclusive forums for resolving disputes arising under or relating to this Agreement shall be the state and federal courts located within the County of Orange, California, and all related appellate courts and the parties hereby consent to the jurisdiction of such courts, and agree that the venue shall be in Orange County, California.
          9.8 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, directly or indirectly, by any party hereto without the prior written consent of the other party.
          9.9 Signatories. Mr. Laurent Boix-Vives represents to the Purchasers that he represents SEI and the other members of the Boix-Vives Family and has full authority to sign this Agreement on their behalf, and that SEI and such members are bound by this Agreement in accordance with the terms hereof.
          9.10 Counterparts. This Agreement may be executed in any number of counterparts and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.
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          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

QUIKSILVER, INC., a Delaware corporation		ROSSIGNOL SKI COMPANY, INC.,
a Delaware corporation

By:	Mr. Charles S. Exon	By:	Mr. Charles S. Exon
	Executive Vice President, Secretary		Authorized representative
and General Counsel

SERVICES EXPANSION INTERNATIONAL

By:	Mr. Laurent Boix-Vives
Président
Outstanding Shares: 98,800

Mr. Laurent Boix-Vives Outstanding Shares: 2,768	Ms. Jeannine Boix-Vives represented by Mr. Laurent Boix-Vives Outstanding Shares: 1,384

Ms. Christine Simon represented by Mr. Laurent Boix-Vives Outstanding Shares: 1,292	Ms. Sylvie Bernard represented by Mr. Laurent Boix-Vives Outstanding Shares: 1,292

Acknowledged and agreed for purposes of
Article 9.5 hereof:
ROGER CLEVELAND GOLF
COMPANY, INC.,
a California corporation

By:
By: Mr. Charles S. Exon
     Authorized representative